Exhibit 10.1

*** Confidential Treatment Requested Under 17 C.F.R. Section 240.24b-2.

DISTRIBUTORSHIP AGREEMENT

Between

“MACHINES GAMES AUTOMATICS, S.A.” (“M.G.A”)

M.G.A. Building - Parc Tecnologic del Valles

C/Fargaires, 1-3

08290 Cerdanyola del Valles (Barcelona)
(hereafter “Distributor”),

and

SHUFFLE MASTER GMBH & CO KG

(d.b.a. CARD)

duly organized under the laws of Austria and having its principal place of business at Wipplingerstrasse 25, A-1010 Vienna, Austria

(hereafter “CARD”).

Date: 17 Mai 2005

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

1.1           Products: Shall mean those products of CARD’s or of CARD’s ultimate parent, Shuffle Master, Inc. (“SMI”) (CARD and SMI are collectively referred to herein as the “CARD”) listed in Exhibit I attached hereto, which exhibit may be amended from time to time by the parties.

1.2           Territory: Shall mean the countries specifically listed in Exhibit II attached hereto, but subject to all of the terms and limitations contained herein, including in Exhibit II, which Exhibit may be amended from time to time by the parties.

1.3           Distribute: For the purpose of this Agreement, Distribute or Distribution shall mean the sale or lease of Products according to specifications in Exhibits III and IV.

1.4           Distributor Prices: Shall mean the prices then being quoted by CARD for sales of Products to Distributor, the current Distributor Prices being set forth in Exhibit III attached hereto.

1.5           Company Information: Shall mean all information that is directly or indirectly disclosed to Distributor by CARD or embodied in Products provided hereunder regardless of the form in which it is disclosed, relating in any way to CARD’s markets, customers, Products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, suggested prices, revenues, profits, organization, employees, agents, distributors or business in general, unless the information was published or was expressly designated by CARD, in writing, as non-confidential.

1.6           Support Services: Shall mean warranty, maintenance and repair of all Products in the Territory regardless of when placed as well as continuing customer training and liaison services with respect to the Products.

1.7           Support Service Standards: Shall mean that technical support that is available from Distributor from Monday to Friday during normal business hours, however, with the added option to reach a Distributor representative twenty-four (24) hours, seven (7) days a week.

1.8           Service Point: Shall mean a minimum of at least one work shop/location that Distributor sets up in the Territory to service and repair Products.

1.9           Retail Prices: Shall mean prices payable by the customer/end user not including taxes, duties or fees whatsoever.

1.10         Control: Shall mean the direct or indirect ownership of more than 50% of the voting stock of Distributor.

1.11         Initial Contract Year: Shall mean the twelve (12) month period beginning on the Commencement Date. A “Contract Year” shall be any subsequent twelve (12) month period.

1.12         Affiliates: Shall mean any entities that are controlled by, controlling or under common control of or with Distributor.

1.13         Spare Parts: Shall mean the parts listed in Exhibit V attached hereto.

1.14         Term: Shall mean the period stated in Article 12.1

ARTICLE 2

APPOINTMENT

2.1           Scope: Subject to each of the terms and conditions of this Agreement, CARD hereby appoints Distributor, and Distributor hereby accepts appointment as CARD’s sole and exclusive Distributor for the Products in the Territory during the Term, with the right to distribute Products in the Territory, only under CARD’s name, logotypes and trademarks, subject to all the terms and conditions of this Agreement, and provided further that such distributions are only made to lawful gaming establishments. Distributor’s rights to buy or sell Spare Parts shall be on a non-exclusive basis and shall only apply during the Term and within the Territory. Notwithstanding any rights granted to Distributor under this Article 2.1, CARD shall have all rights under and pursuant to Article 2.3 of this Agreement.

2.2           Distribution outside the Territory: Unless expressly permitted by EU Competition Defense Regulations, Distributor shall not i) advertise, promote or solicit customers for Products outside the Territory or establish any offices outside the Territory through which orders are solicited, ii) set up inventories of Products or store Products outside the Territory; or iii) make any sales or distributions of any Products to any customers or subdistributors where Distributor knows or has a reasonable basis to believe that the Products are either intended for final distribution outside the Territory or where it is likely that the Products will be ultimately placed outside the Territory.

2.3           Sales by CARD: Notwithstanding any other provision of this Agreement, in the event that Distributor fails to purchase

(i)            at least a quantity of [...***...] products as set out in Exhibit IV within the first [...***...] period, or

(ii)           at least a quantity of less than [...***...] of the minimum quantity requirements but more than [...***...] products as set out in Exhibit IV without any material reasons, such as in particular but not limited to a lack of necessary authorisations, licences or approvals by the public authorities or delayed delivery, for which Distributor may not be held liable, within the first [...***...] period, or

(iii)          at least [...***...] of the minimum quantity requirements set out in Exhibit IV in any subsequent [...***...] period within the Term,

***Confidential Treatment Requested.

upon written notice to Distributor, CARD reserves the right to sell Products under CARD’s name, logos and trademarks directly to those customers in the Territory that request direct sales from CARD, in which event, after such notice, Distributor shall not thereafter solicit, sell, lease or distribute any Products to said customers. Any direct sales by CARD to customers in the Territory shall be credited to Distributor’s sales for purposes of the minimum quantity requirements set out in Exhibit IV. In the event of any such sale by CARD under this Article 2.3 where CARD is also hired to perform the service and maintenance of the Products, then Distributor shall receive five percent (5%) of the actual sales price received by CARD per Product sold. In the event of any sale by CARD where CARD is not hired to perform the service and maintenance of the Products, or in the event of any leasing or licensing by CARD of a Product, then Distributor shall not be entitled to any compensation or fee whatsoever from CARD, but, in such latter case, nothing contained herein shall prevent Distributor and customer from negotiating a service fee which Distributor may earn, but for which CARD shall not be liable.

2.4           Subdistributors: Distributor may, only with the prior written consent of CARD, appoint one or more subdistributors to promote and/or distribute Products within the Territory. Each such appointment shall be upon terms and condition substantially comparable to those set forth in this Agreement and shall be for a term not to exceed the term of this Agreement as set forth in Article 12.1 hereof. Notwithstanding such additional appointments or CARD’s approval thereof, Distributor shall at all times remain fully liable for the performance of its subdistributors and/or dealers and hereby agrees to indemnify and hold CARD harmless of all damages, losses, costs or expenses (including, without limitation, CARD’s attorneys’ fees) arising in any manner from any act or omission on the part of its subdistributors. CARD will approve any subdistributor that is an Affiliate and which subdistributor otherwise meets and otherwise complies with the terms and conditions of this Agreement. In no event shall CARD be liable for any costs, fees, expenses or any payments to any subdistributor and Distributor hereby indemnifies and hold harmless CARD from any and all damages, losses, claims, costs or expenses (including without limitation, attorneys’ fees) claimed by any subdistributor in connection with its distribution or sales of any Products. Notwithstanding any other provision contained herein to the contrary, Distributor shall verify that, and shall be fully liable and responsible for assuring that any subdistributor that is approved under this Paragraph 2.4 is fully licensed and qualified with any gaming regulatory authority or entity in any jurisdiction where said subdistributor proposes to act. Any such subdistributor shall also comply with the obligations of Article 3.5 under this Agreement.

2.5           Non-Competition: Distributor hereby represents, warrants, covenants and agrees with CARD that during the term of this Agreement, the Distributor shall not, without the prior written consent of CARD, sell or otherwise distribute any automatic video-signal machines based on the Blackjack game that are the same as or substantially similar to the Product.

2.6           [Intentionally Omitted.]

2.7           Sales Outside the Territory: Nothing contained in this Agreement shall in any way prohibit, prevent or hinder CARD, in its sole and absolute discretion, from selling or leasing any Products outside the Territory or to Customers inside the Territory where the Products are intended for installation outside the Territory, at prices and in a manner that is solely determined by CARD.

2.8           Reserved Rights: All rights to the Products not expressly granted herein to Distributor shall be fully reserved and retained by CARD.

ARTICLE 3

OBLIGATIONS AND AGREEMENTS OF DISTRIBUTOR

3.1           Marketing: Distributor shall use its best efforts to further the promotion, marketing and distribution of each of the Products in the Territory. Without limiting the generality of the foregoing, Distributor shall have the following obligations with respect to marketing and distribution of each of the Products:

(a)           to promote, market and distribute the Products strictly limited to the Territory. In the best interest of Distributor and to save Distributor from any claims of third parties, Distributor must specify in all advertising, promotions, offers and all other activities that the Products are offered in the Territory only.

(b)           to maintain throughout the Territory an adequate and knowledgeable distribution force employed on a full-time basis promoting the distribution and support of the Products;

(c)           to promote the Products diligently in each country in the Territory;

(d)           to participate actively in sales or merchandising programs prepared by CARD and to promote and demonstrate the Products in all fairs and exhibitions in the Territory and to develop and implement distribution programs for the promotion of the Products, at a minimum, to promote, show and demonstrate Products during the most important trade shows in the Territory.. Distributor is solely responsible for costs of such shows including but not limited to transportation and importation costs.

(e)           to maintain an adequate and balanced inventory of Products and sufficient parts to service the Territory;

(f)            to respond promptly to all inquiries from customers, including complaints, to process all orders and to effect all shipments of Products;

(g)           to investigate diligently all leads with respect to potential customers referred to it by CARD;

(h)           to keep CARD fully informed of all inquiries and orders received by Distributor from customers located outside the Territory;

(i)            to provide CARD not later than thirty (30) days from the end of each calendar quarter with a report of its marketing, distribution, service and installation activities with respect to the Products sold or leased in the Territory during such quarter, which report shall be in such form and in such detail as CARD may reasonably require;

(j)            to notify CARD of all installations including customer’s name and installation address within seven (7) days of such installations;

(k)           to provide technical training and casino staff training to its respective customers with reasonable technical support and backup from CARD;

(l)            to obtain and maintain in good standing all necessary licenses to allow Distributor to market, store and distribute the Products in the Territory, and upon CARD’s request, to obtain copies of all gaming licenses possessed by any customer to whom Distributor sells or leases a Product;

(m)          to notify CARD of any potential or apparent infringement of CARD’s intellectual property rights related to the Products. CARD maintains the exclusive right to prosecute any infringement of its intellectual property, which right CARD shall exercise at its sole discretion;

(n)           All regulatory approvals and permissions will be obtained by Distributor at Distributor’s cost; and

(o)           to refrain from making any false or misleading representations or statements about either CARD or any of the Products; and further that Distributor shall only make truthful statements about the Products that are consistent with the CARD’s documentation describing the Products.

3.2           Engineering Contribution. Distributor shall provide a non-refundable capital investment in the amount of [...***...] payable upon execution of the Agreement, as well as engineering, testing and translating support services to be agreed upon by the parties. In return for said capital investment, CARD will provide to Distributor a discount of [...***...] per unit on the Distributor Price, for the first [...***...] units of Product purchased from CARD. In the event, for any reason, Distributor does not purchase at least [...***...] units of Product, no refund or credit shall be owed or made to Distributor

3.3           Import Documentation: Distributor shall be responsible for obtaining all permits and satisfying all formalities as may be required to import the Products into the Territory in accordance with the prevailing laws and regulations.

3.4           Support Services: Distributor shall provide Support Services to customers in the Territory to whom Products have been delivered in accordance with CARD’s then current Support Service Standards, and shall at all times maintain a sufficient staff of personnel fully trained and qualified to perform such Support Services in the Territory. Further, only Distributor personnel trained in the proper operation and use of the

*** Confidential Treatment Requested.

Products, as provided in Article 4.2 hereof, will provide training to Distributor’s customers in the proper operation and use of the Products.

In order to provide such Support Services Distributor is bound to establish Service Points for customers in the Territory. Such Service Point has to carry a sufficient spare part inventory for which Distributor shall purchase original parts from CARD at prices set forth in the Spare Parts Price List in Exhibit V of this Agreement, which price list is subject to change from time to time. In the event that Distributor performs works on a Product that is still under warranty from CARD, Distributor shall send the defective part(s) to CARD’s facility in Austria for confirmation by CARD’s manufacturer that the defect is under warranty. If the part(s) are under warranty, Distributor shall be provided with replacement parts; labor costs shall be borne by Distributor. Service Points shall be manned with technicians or engineers that have been trained by CARD. Training of such appointed personnel will be provided pursuant to Article 4.2.

In the event customers are required to send defective Products or part(s) to Distributor’s Service Point, the time between receipt of the defective Product or part(s)and transport back to the customer shall not exceed 2 business days.

3.5           Modifications to Products and CARD’s Right of Inspection and Certification: Distributor shall not make any modifications to or reproductions of any Products or any parts of Products including but not limited to E.P.R.O.M.s (Electronically Programmable Read Only Memory) without first obtaining the written approval for such modification and/or reproduction from CARD. Distributor agrees that CARD may, upon reasonable notice to Distributor, inspect and certify Products in any location to ensure that Support Service Standards are complied with in the service and maintenance of Products.

3.6           Due Diligence: Distributor shall, prior to entering into this Agreement, have completed CARD’s due diligence forms to CARD’s sole satisfaction certifying Distributor’s compliance with relevant gaming laws and regulations and shall update such forms when reasonably requested to do so by CARD and at least annually. Notwithstanding any other provisions that may be contained to the contrary in this Agreement, Distributor acknowledges that CARD’s business is highly regulated. Accordingly, both prior to and after the execution of this Agreement, CARD shall have the right, both prior to and after any execution hereof, to perform due diligence on Distributor or any approved subdistributor under Article 2.4 as required by any gaming regulators in those jurisdictions in which CARD is licensed. On an ongoing basis, Distributor (and any approved subdistributors under Article 2.4) shall be obligated to fully and reasonably cooperate with CARD related to such due diligence.

3.7           Other Agreements of Distributor: In addition to all other agreements and obligations of Distributor contained herein, Distributor agrees that at all times it shall be in full and timely compliance with all laws and regulations that are applicable to it and to its business activities in all countries in the Territory, and wherever else required to perform its obligations hereunder. Distributor further agrees that it has the full right, power and authority to enter into this Agreement, to perform each of its obligations required of it hereunder, and that such performance does not violate any agreements that Distributor has with any other entity nor requires the approval or consent of any third party (other than applicable regulatory authorities.)

ARTICLE 4

GERNERAL OBLIGATIONS OF CARD

4.1           Supply of Products:

a)             CARD shall use its good faith commercially reasonable efforts to supply the Products ordered by Distributor. Notwithstanding the foregoing, CARD reserves the right to allocate its production of Products at its sole discretion, with the proviso that CARD will provide, at a minimum, the number of units necessary for Distributor to meet the minimum sales obligations set out in Exhibit IV. In addition, CARD shall use its good faith commercially reasonable efforts to supply Distributor with Spare Parts for all Products covered hereunder at the prices set forth on Exhibit V attached hereto.

b)            CARD will provide Distributor with demonstration Products as set forth in Exhibit III at no charge EX WORKS to Distributor during the term of this Agreement, which demonstration Products shall at all times remain the property of CARD. Upon termination of this Agreement for whatever reason any demonstration Products provided by CARD to Distributor that were not previously purchased by Distributor shall be returned to CARD in proper working order, reasonable wear and tear excepted. Distributor shall purchase any demonstration Products at the Distributor Prices set forth in Exhibit III hereto, which have originally been provided to Distributor at no charge, and which Distributor sells to a third party.

c)             Distributor may receive further Products for demonstration purposes at a current subsidized price as set forth in Exhibit III. In the event that Distributor subsequently sells such demonstration Products to a third party, the difference between the subsidized price paid by Distributor to CARD and the Distributor Price set forth in Exhibit III shall be paid by Distributor to CARD.

4.2           Training: Initially, CARD shall provide sales and Support Service training to a reasonable number of Distributor’s sales and technical personnel at Distributor’s facilities in Barcelona. Such training shall last for 5 (five) business days and all costs for CARD’s employee(s) for travel, accommodation and labor are to be borne by CARD. Such training shall include the training of Distributor’s technicians, engineers or maintenance personnel to service the Products in accordance with the CARD’s Support Service Standards, as well as training for a reasonable number of Distributor’s personnel in the proper operation and use of the Products to enable Distributor’s personnel to provide such training to the Distributor’s customers. Distributor shall pay all salaries and all costs for travel, lodging, per diem and related expenses for its personnel receiving training hereunder. If requested, CARD shall also provide training to customer’s personnel, including casino staff and technicians, with customer paying to CARD per diems at EUR 500,— /day, plus all costs for travel, lodging, and related expenses, per person for CARD’s personnel providing such training.

4.3           Promotional Material: CARD shall furnish Distributor with a reasonable quantity of CARD’s brochures in English to be used by Distributor in preparing its own advertising materials. Distributor may not utilize promotional or advertising materials other than those materials supplied by CARD unless (a) it has furnished CARD with copies for CARD’s prior review and has received CARD’s prior written approval to use such materials and (b) any copyright notice on the original CARD text has been accurately reproduced on Distributor’s materials. All expenses incurred by Distributor with respect to creating advertising materials and advertising the Products shall be borne by Distributor. In addition, CARD will provide Distributor with all of CARD’s camera-ready artwork and original creative work related to the Products, provided such artwork and creative work is not subject to any geographic restriction. Distributor is bound to treat all promotion material diligently and all promotion material shall stay property of CARD. Further, CARD will provide Distributor with all of its research findings regarding Product under appropriate confidentiality agreements and CARD’s marketing representative will be available at CARD’s office to consult with Distributor regarding such findings and other strategic issues related to the Products. All of Distributor’s promotional material must comply with the specific provisions of Article 3.1 (a), so that all material must specifically state that CARD’s Products are only distributed in the Territory.

4.4           Manuals: CARD shall provide Distributor with a reasonable number of manuals for each model of Products purchased by Distributor hereunder. Such manuals shall be in English.

ARTICLE 5

ORDER FOR PRODUCTS

5.1           Purchase Orders: Distributor shall submit purchase orders for the Products to CARD in writing, whether by registered mail, e-mail or facsimile. The Purchase order must contain at a minimum the following information: (a) identification of the Products ordered, (b) quantities, (c) requested delivery dates, and (d) shipping instructions and shipping address in the Territory. All orders shall be accompanied by irrevocable letters of credit, suitable in form and substance, in CARD’s sole discretion.

5.2           Acceptance of Orders: All purchase orders from Distributor are subject to acceptance in writing by CARD at its principal office in Vienna, Austria, which acceptance shall be delivered by registered mail, e-mail or facsimile. Each purchase order shall be deemed to be an offer by Distributor to purchase the Products pursuant to the terms of this Agreement and, when accepted by CARD as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in Distributor’s purchase order or any other document not signed by the parties.

5.3           Modification of Orders: No accepted purchase order shall be modified or cancelled except upon written statement of CARD. Mutually agreed change orders shall be subject to all provision of this Agreement, whether or not the change order so states.

5.4.          Delivery Terms: All deliveries and Products shall be EX WORKS. For purposes of this Agreement, EX WORKS shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce. CARD shall have no further responsibility for the Products, and all risk of damage or loss or delay of the Products shall pass to Distributor, upon their delivery at the EX WORKS point to a common carrier specified by Distributor or, in case that no carrier shall have been specified by Distributor on or before fifteen (15) days prior to the requested shipment date, a common carrier selected by CARD. At the time this Agreement is executed, the EX WORKS point is in Illinois, USA. Distributor shall be responsible for all shipping and import/export taxes and costs, as set forth in Article 7.1. CARD reserves all rights with respect to the delivered Products permitted by applicable law including, without limitation, the rights of rescission, repossession, resale and stoppage in transit until the full amount due from Distributor has been paid. Legal ownership title to a Product shall be retained by CARD until Distributor shall have paid the respective Product’s purchase price in full (including such Product’s delivery and installation). Distributor is obliged to state the retention of title in its books. All deliveries by CARD should be within 12 weeks or earlier. In the event of an extended delivery time the CARD shall notify the Distributor of the delay within 3 weeks of receiving the order.

5.5           Product Changes: CARD reserves the right, in its sole discretion and without incurring any liability to Distributor, to (a) alter the specifications for any Products; (b) discontinue the manufacture of any Products; (c) discontinue the development of any new product, whether or not such product has been announced in public, or (d) commence the manufacture and sale of new products having features which make any Products wholly or partially obsolete, whether or not Distributor is granted any distribution rights in respect of such new products. Notwithstanding the above, CARD shall use its good faith efforts to provide Distributor with information concerning any such altered or discontinued Products for which manufacturing and commercial deliveries have commenced. CARD shall provide prior notice of 90 days to Distributor for any product changes.

5.6           Forecasts: Distributor agrees to provide CARD with a twelve (12) month forecast indicating Distributor’s intended purchases of Products during each calendar quarter of such period. Such forecast shall be updated by Distributor on a rolling basis for a new twelve (12) month period, which updated forecast shall be received by CARD no later than thirty (30) days prior to the first day of each succeeding calendar quarter. Such rolling forecasts by Distributor shall be used for purposes of facilitating Distributor’s and CARD’s marketing and regulatory product approval plans and in order to meet the lead times required by certain of CARD’s suppliers. All forecasts provided by Distributor are intended for planning purposes only and shall not constitute a purchase order from Distributor to CARD.

ARTICLE 6

PRICES AND PAYMENTS

6.1.          Prices: Except as provided in Article 6.2 below, the prices to be paid by Distributor for Products pursuant to this Agreement shall be the Distributor Prices in effect at the time of acceptance of the relevant purchase order submitted by Distributor. The actual price list at the time of concluding this Agreement is attached hereto in Exhibit III.

6.2           Price Changes: CARD may, at any time during the term of this Agreement increase its prices for the Products and/or the Spare Parts by providing Distributor with at least sixty (60) days prior written notice. Increases in prices for all Products shall not apply to purchase orders accepted prior to the effective date of the price increase. Price decreases shall be effective immediately upon written notice to Distributor on all such Products not yet delivered.

6.3           Payment Terms: All payments due CARD hereunder shall be paid by Distributor within 60 days of invoice date.

6.4           Retail Price: Upon the delivery of the Products to Distributor, CARD shall provide Distributor with a list of suggested Retail Prices for each of the Products. Distributor may nonetheless resell or lease the Products at such prices as Distributor, in its sole discretion, shall determine. Distributor shall, however, provide CARD with the initial suggested Retail Prices for the Products to be charged to its customers and shall keep CARD fully informed by providing CARD with any new list prices within ten (10) days of any change in such list prices.

ARTICLE 7

TAXES

7.1           All deliveries of Products shall be EX WORKS. Distributor shall be responsible for and shall pay or reimburse CARD for all taxes, fees, duties, import deposits, assessments and other governmental charges, however designated, under this Agreement, associated with the performance by CARD of its obligations hereunder, the payment of any amounts by Distributor to CARD pursuant to this Agreement, or based on the Products or their use or import into the Distributor Territory, which are now or hereafter imposed under or by any governmental authority or agency in or for the Distributor Territory. Distributor shall be responsible for providing all required governmental notifications.

ARTICLE 8

ACCEPTANCE AND WARRANTY

8.1           Acceptance of Products: Distributor shall conduct any incoming acceptance tests immediately upon arrival of the Products at the shipping address in the Distributor Territory, but in no event later than seven (7) days from the date of receipt. Any Products not rejected by Distributor by written notice to CARD within such period shall be deemed accepted. In case of any shortage, damage or discrepancy in or to a shipment of Products, Distributor shall promptly notify CARD and furnish such written evidence or other documentation as CARD may deem appropriate. If the substantiating evidence delivered by Distributor demonstrates to the CARD’s satisfaction that such shortage, damage or discrepancy existed at the time of delivery of the Products at the EX WORKS point, CARD shall promptly deliver additional or substitute Products to Distributor in accordance with the delivery procedures set forth herein; provided that in no event shall CARD be liable for any additional costs, expenses or damages incurred by Distributor directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

8.2           Warranty: The Products sold by CARD to Distributor shall be free from defects in material and workmanship by CARD for a period of three hundred sixty five (365) days from the date of delivery to Customer. In the event of a breach of such warranty, CARD’s sole obligation to Distributor shall be, at no charge to Distributor, to either replace or repair defective Products or product parts. CARD shall not have any responsibility or bear any liability for the cost of labor for the removal of defective parts or the installation of replacement parts. The non-product costs associated with the warranty such as cost of shipment of the defective, repaired or replacement parts will not be borne by the Distributor. Expenses for transport of Spare Parts for repair or replacement covered by the warranty and during the warranty period shall be borne by CARD. CARD expressly excludes all responsibility for warranty claims by customer. Any rights that Distributor may have, pursuant to section 933b Austrian Civil Law Code, are expressly excluded and waived by Distributor.

In the event Distributor is unable to repair a defective Product under warranty by replacement of defective parts, CARD shall send technical staff to the place where the Product is located in order to repair said Product “in situ” within seven (7) days of a request by Distributor, at CARD’s sole expense.

8.3           Limited Warranty: THE WARRANTIES SET FORTH IN SECTION 8.2 ABOVE ARE INTENDED SOLELY FOR THE BENEFIT OF DISTRIBUTOR. ALL CLAIMS HEREUNDER SHALL BE MADE BY DISTRIBUTOR AND MAY NOT BE MADE BY DISTRIBUTOR’S CUSTOMERS. THE LIMITED WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY CARD, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF CARD FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, REPAIR OR PERFORMANCE OF THE PRODUCTS.

8.4           Excluded Claims: CARD shall have no obligation under any warranty in the event that:

(a)           repair or replacement of any Products shall have been required by normal wear and tear or necessitated in whole or in part by events attributable to force majeure or the negligence of Distributor or its customers;

(b)           the Product shall have been modified in any manner without prior written consent of CARD;

(c)           the Product shall not have been maintained or used in accordance with CARD’s applicable operating and/or maintenance manuals, whether by Distributor or its customer;

(d)           [...***...]

(e)           damages or defects resulting from improper handling and/or non-usage of the original packing and the applicable packing instruction.

ARTICLE 9

LIMITATION OF REMEDIES

9.l            Delay: CARD shall not be liable for any loss or damage caused by delay in furnishing Products and services or any other performance under or pursuant to this Agreement, provided however, that Distributor acting reasonably may cancel any order if delivery terms are not met by CARD.

9.2           Sole Remedies: CARD shall not be liable for any damage caused by slight negligence. The sole remedies for breach of any and all warranties and the sole remedies for CARD’s liability of any kind (including liability for negligence) with respect to the Products and services covered by this Agreement and all other performance by CARD under or pursuant to this Agreement shall be limited to the remedies provided in Article 8.2 above, subject, however, to the further limitation of Articles 8.3, 8.4 and 9.3 hereof.

9.3           Consequential Damages: In no event shall CARD’s liability of any kind to Distributor include any special, indirect, incidental or consequential losses or damages (including without limitation, any lost profits of Distribuor or of Distributor’s customers), even if CARD shall have been advised of the possibility of such potential loss or damage.

ARTICLE 10

CONFIDENTIALITY

10.1 Non-Disclosure: Distributor acknowledges and agrees that all Company Information is confidential and proprietary. Distributor agrees not to use the Company’s Information during the term of this Agreement and for a period of five (5) years thereafter for any purpose other than as permitted or required for performance by Distributor hereunder. Distributor further agrees not to disclose or provide any of such Company Information to any third party and to take all necessary measures to prevent any such disclosure by their respective present and future employees, officers, Affiliates, subdistributors or consultants during the term of this Agreement and for the period of five (5) years thereafter. Nothing in this non-disclosure

*** Confidential Treatment Requested.

alters the treatment of any information exchanged pursuant to any prior Non-Disclosure Agreement between CARD and Distributor.

10.2         Limitations to Non-Disclosure: Nothing herein shall prevent Distributor from using, disclosing or authorizing the disclosure of any Company Information to the extent such Company Information:

(a)           was already in the possession of Distributor prior to its receipt from CARD; provided, that Distributor shall promptly notify the other of such prior possession and shall provide the other with reasonable documentary proof thereof;

(b)           is or becomes part of the public domain by reason of acts not attributable to the party bound by this confidentiality;

(c)           is or becomes available to the other from a source other than Distributor which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the other with respect thereto;

(d)           is made available by CARD in the case of Company Information to a third party unaffiliated with the other on an unrestricted basis; or

(e)           if Distributor is obligated by law or regulation to disclose any Company Information.

ARTICLE 11

TRADEMARKS

11.1         Limited Grant: CARD grants Distributor a non-exclusive, non- transferable, and royalty-free right to use the CARD trademarks indicated on Products specified in Exhibit I attached hereto and such other trademarks as CARD may inform Distributor in writing from time to time, in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Products in accordance with CARD’s standards and instructions. Distributor shall acquire no right, title or interest in such CARD trademarks, other than the above license, and Distributor shall not use any CARD trademarks as part of Distributor’s corporate or trade name or permit any third party to do so without prior written consent of CARD. Distributor is obliged to use CARD’s trademarks on the Products and in all its brochures and publications whatsoever in reasonable size and position.

11.2         Termination of Use: Distributor acknowledges CARD’s proprietary rights to all existing trademarks and logotypes and to all trademarks and logotypes of the CARD developed during the term of this Agreement. Distributor shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of CARD’s trademarks. Upon termination of this Agreement, Distributor shall cease using the CARD trademarks.

ARTICLE 12

TERM AND TERMINATION

12.1         Term: Except and to the extent otherwise specifically provided herein, this Agreement shall take effect fourteen (14) days after Distributor’s receipt of the approval of the Product for the Territory issued by the responsible official LAB in Barcelona (the “Commencement Date”) and shall continue in force for a period of twelve (12) months. Thereafter, this Agreement shall automatically renew for subsequent periods of twelve (12) months, unless either of the parties to this Agreement gives written notice of non-renewal at least two months prior to the expiration of any twelve-month period.

12.2         Termination: Notwithstanding the provisions of Article 12.1 above, this Agreement may be terminated in writing in accordance with the following provisions:

(a)           Either party may terminate this Agreement by giving written notice to the other party in the event the other party is in material breach of any provision of this Agreement and shall have failed to cure such breach, if the breach itself is in fact curable, within thirty (30) days of receipt of written notice thereof from the first party;

(b)           Either party may terminate this Agreement at any time by giving notice to the other party, which notice shall be effective upon receipt by the party to which notice is given, should the other party file a position of any type as bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business, or should the other party or a substantial part of its business come under the control of a third party;

(c)           Either party may terminate this Agreement by giving notice to the other if the non-terminating party takes any action or fails to take any action which jeopardizes any of the terminating party’s licenses and/or approvals in any licensing jurisdiction wherever located; or if any governmental agency takes any action against the non-terminating party which governmental action jeopardizes any of terminating party’s licenses and/or approvals in any licensing jurisdiction or in the event that Distributor (or any approved subdistributor under Paragraph 2.4) takes any action or fails to take any action that jeopardizes any of the CARD’s gaming licenses, approvals or permits, or in the event that the CARD’s relationship with Distributor (or any approved subdistributor under Paragraph 2.4) in any way jeopardizes or puts at risk any of the CARD’s existing, pending or future gaming licenses, approvals or permits.

(d)           In the event Distributor fails to purchase at least [...***...] of the minimum quantity requirements as provided for under Section 2.3. and/or the quantity of Products listed on Exhibit IV per contract year at the prices set forth on Exhibit III.

(e)           CARD may terminate this Agreement by giving thirty (30) days notice in case Distributor fails to effect payments to CARD in a timely manner as required by this Agreement.

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(f)            Only to the extent permitted by EU Competition Defense Regulations, CARD may terminate this Agreement by giving thirty (30) days written notice to Distributor in the event Distributor markets, sells, promotes, or is otherwise involved in the sale of any Products outside the Territory.

(g)           In the event that Distributor has not obtained () the approval of the Product for the Territory issued by the responsible official LAB in Barcelona by October 1, 2005.

12.3         Rights and Obligations on Termination: In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable, nor shall any such termination prevent or restrict the terminating party from pursuing all of its rights and remedies against the terminated party for any breaches of this Agreement by the terminated party;

(b)           CARD shall have the right, at its option, to (i) cancel any or all accepted purchase orders which provide for delivery after three (3) months from the effective date of termination, and/or (ii) repurchase any part or all of Distributor’s inventory of Products in Distributor’s possession as per termination date at CARD’s invoiced price to Distributor for such Products, less an appropriate amount for wear and tear. CARD shall exercise its option under this subsection by notifying Distributor in writing no later than sixty (60) days after the effective termination date. In no event shall CARD’s option to purchase be at a price in excess of 50% of the original price charged to Distributor on such Products elected to be purchased. In case CARD does not exercise its option in accordance with this paragraph, Distributor may dispose of the Products only within the Territory;

(c)           Distributor’s and CARD’s obligations pursuant to Article 10 shall survive termination of this Agreement. No other of CARD’s obligations hereunder shall survive termination of this Agreement.

(d)           CARD may terminate this Agreement in the event Distributor fails to purchase the minimum quantity of Products required pursuant to Article 12.2 (d), but neither party shall be entitled to any compensation or indemnification whatsoever solely as a result of a termination pursuant to 12.2 (d).

12.4         No Compensation: In the event that CARD terminates this Agreement for any reason in accordance with the terms hereof, the parties hereby agree that, subject to the provisions of Article 12.3(a) hereof and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, Distributor shall not be entitled to any compensation, break-up fee, severance fee or other like payment from CARD as a result of such termination, and Distributor expressly waives any entitlement hereto.

12.5 Return of Materials Upon Termination: All trademarks, tradenames, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature and sales aids of any kind provided to Distributor by CARD shall remain the property of CARD. Within thirty (30) days after any termination of this Agreement, Distributor will prepare all such items in its possession for shipment, as CARD may direct, at CARD’s expense. Distributor will not make, use, dispose of, or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon termination of this Agreement, Distributor will cease to use all trademarks, marks and tradenames of CARD.

ARTICLE 13

DISPUTES AND GOVERNING LAW

13.1         Disputes: Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, by a panel of three (3) arbitrators appointed in accordance with said Rules. The place of arbitration shall be Vienna, Austria. The arbitration shall be conducted in the English language. Any judgment upon the award rendered by the arbitrator may be entered into and enforced in any court having jurisdiction over the party against whom such award was rendered.

13.2         Governing Law: This Agreement shall be governed by and construed in accordance with Austrian law with the exception of the Austrian conflict of law rules.

ARTICLE 14

MISCELLANEOUS

14.1         Relationship: This Agreement does not entitle either party to be the employee, partner, joint venturer, agent, fiduciary or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

14.2         Assignment: Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party; provided, however, CARD shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries, affiliates, successors or assigns. Any attempted assignment in violation hereof shall be null and void.

14.3         Notices: Notices permitted or requested to be given hereunder shall be deemed sufficient if sent by (a) registered or certified air mail, postage prepaid, (b) on international-recognized courier service, such as Federal

Express or DHL, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time or (c) sent by facsimile during business hours in the recipient’s time zone to the last-known telefax number of the party with a confirmation copy sent the same business day by registered mail or international courier. Notice given by certified mail or international courier shall be effective upon receipt by the party to which notice is given. All notices sent by facsimile shall be deemed received on the date transmitted, provided the sending party’s facsimile machine does not produce a transmission fault.

14.4         Entire Agreement: This Agreement, including Exhibits I to V attached hereto and incorporated as an integral part of this Agreement, constitutes the entire Agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore held between the parties related to the subject matter of this Agreement, including, without limitation, the Distributorship Agreement between CARD’s predecessor entity and Distributor.

14.5         Amendment: This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written agreement signed by the parties.

14.6         Severability: In case that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed not part of this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force or, where this is not possible, the invalid or unenforceable term shall be replaced by a valid and enforceable provision with the same or similar meaning.

14.7         Waiver: No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in case the continuation or repetition of the circumstances giving rise to such right.

14. 8        Language: English shall be the governing language of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

SIGNED by	/s/ JAIME RIVERA	SIGNED by	/s/ ERNST BLAHA
	JAIME RIVERA		ING.ERNST BLAHA

DATE	17 May, 2005	DATE	17 May, 2005

Duly authorized signatory		Duly authorized signatory
For and behalf on		For and behalf on
Machines Games Automatics, B.A.		SHUFFLE MASTER GmbH & Co KG
(“Distributor”)		(“CARD”)

in the presence of:		in the presence of:

/s/ JAVIER PUIG ORTIZ		/s/ SABINE GROHMANN

Witness Signature		Witness Signature
Name	JAVIER PUIG ORTIZ	Name	SABINE GROHMANN
Address	[ILLEGIBLE]	Address
[ILLEGIBLE]		[ILLEGIBLE]
[ILLEGIBLE]		[ILLEGIBLE]
Occupation	Legal Advisor	Occupation	Executive Assistant

EXHIBIT I

PRODUCTS

1.             Table Master Multi-player Platform Base Unit

2.             [...***...] for Table Master Multi-player Platform

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EXHIBIT II

TERRITORY

All legal gaming customers in SPAIN with the exception of licensed casinos.

Distributor represents and warrants that it holds all relevant licences, to qualify as Distributor for the Products in the Territory. In the event Distributor is not licensed, fails to be licensed or loses a license necessary to qualify as a lawful Distributor inside the Territory or any part of it and, further, fails to nominate a licensed subdistributor, such Territory automatically discontinues to be Territory within a period of sixty (60) days and CARD is free to distribute directly or assign the territory to another distributor.

EXHIBIT III

PRICES

Table Master Multi-Player Platform

MGA
SUGGESTED
BASE UNIT	DISTRIBUTOR PRICE	Resale PRICE
[...***...]	[...***...]	[...***...]

All PRICES QUOTED IN [...***...]

ALL UNITS ARE SHIPPED EX WORKS SHIPPING POINT

SUBJECT TO APPLICABLE SHIPPING/HANDLING, SALES TAX, CUSTOM DUTIES, ETC. ALL OF WHICH TO BE PAID BY DISTRIBUTOR

The machine price should include Coin Configuration and Bill Validators for the ordered currency and all parts that are part of the Base unit as reflected on the BOM, provided separately.

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EXHIBIT IV

DISTRIBUTOR’S MINIMUM QUANTITY PERFORMANCE OBLIGATIONS FOR THE PRODUCTS AT DISTRIBUTOR PRICES SET FORTH ON EXHIBIT III FOR EACH CONTRACT YEAR OF THIS AGREEMENT

PRODUCT	1.-12. months as of Commencement Date	13.-24. months as of Commencement Date	25.-36. months as of Commencement Date
Table Master Platform	[...***...]	[...***...]	[...***...]

Minimum Quantity Performance for the following contract years to be negotiated and agreed by the parties in time.

In the event Distributor purchases [...***...] of the minimum quantity within a Contract Year, the Distributor Price will be reduced [...***...]. ([...***...]).

In the event Distributor purchases [...***...] of the minimum quantity within a Contract year, the Distributor Price will be reduced [...***...]. ([...***...]).

In the event Distributor purchases [...***...] of the minimum quantity within a Contract Year, the Distributor Price will be reduced [...***...]. ([...***...]).

Any reimbursement for the above referenced price reductions will be made at the end of each contract year of this Agreement.

Nothing in this Exhibit IV shall modify the provisions of Article 12 of the Agreement.

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EXHIBIT V

SPARE PARTS

[...***...]

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